As filed with the Securities and Exchange Commission on August 16, 2013
Registration No. 333-180356
 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3 to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Governing Instruments)
345 Park Avenue, 24th Floor
New York, NY 10154
(212) 454-6260
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
_________________
James N. Carbone
Chief Executive Officer
345 Park Avenue, 24th Floor
New York, NY 10154
(212) 454-6260
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
__________________________
With copies to:

Rosemarie A. Thurston Jason W. Goode Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 (404) 881-7000	Lauren B. Prevost Heath D. Linsky Morris, Manning & Martin, LLP 3343 Peachtree Road, NE Suite 1600 Atlanta, GA 30326 (404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-180356
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-180356) is filed pursuant to Rule 462(d) solely to add an exhibit not previously filed with respect to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)	Exhibits.

23.4	Consent of Altus Group U.S. Inc.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 16th day of August, 2013.

RREEF Property Trust, Inc.

By:	/s/ JAMES N. CARBONE
James N. Carbone
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/S/ JAMES N. CARBONE	Chief Executive Officer and Director (Principal Executive Officer)	August 16, 2013
James N. Carbone

/s/ JULIANNA S. INGERSOLL	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 16, 2013
Julianna S. Ingersoll

*	Chairman of the Board	August 16, 2013
W. Todd Henderson

*	Director	August 16, 2013
Marc L. Feliciano

*	Independent Director	August 16, 2013
Deborah H. McAneny

*	Independent Director	August 16, 2013
Murray J. McCabe

*	Independent Director	August 16, 2013
M. Peter Steil, Jr.

*	Independent Director	August 16, 2013
Charles H. Wurtzebach

*By:	/s/ JAMES N. CARBONE	Attorney-in-Fact	August 16, 2013
James N. Carbone